Offshore Logistics, Inc.

2000 W. Sam Houston Parkway South
Suite 1700
Houston, Texas 77042
Tel: (713) 267-7600
Fax: (713) 267-7620

PRESS RELEASE

OFFSHORE LOGISTICS, INC. ANNOUNCES CFO RESIGNATION AND CAO APPOINTMENT

HOUSTON, TEXAS (December 16, 2005) — Offshore Logistics, Inc. (NYSE:OLG) announced today the resignation of Mr. Brian Voegele as Senior Vice President and Chief Financial Officer. As announced on November 1, 2005, Mr. Voegele had previously notified the Company of his intent to resign his positions with Offshore Logistics to become the Chief Financial Officer of another oilfield services company. Mr. William E. Chiles, President and CEO, was appointed by the Board of Directors to serve as the Chief Financial Officer until a successor is identified. Also as announced on December 1, 2005, the Company appointed Mr. Perry L. Elders as Senior Financial Advisor to advise and consult with management regarding financial matters.

The Company also announced today the appointment of Elizabeth D. Brumley as Vice President and Chief Accounting Officer. Ms. Brumley recently joined as Controller of Offshore Logistics as announced on December 1, 2005.

William E. Chiles, President and CEO, stated, “We appreciate Brian’s significant contributions to Offshore Logistics and wish him well in his new position. I am pleased to announce Liz’s promotion in recognition of her strong contribution in the time she has been with the Company.”

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the Gulf of Mexico. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
jbaj@olog.com